Exhibit (a)(5)(iv)

                                                                    NEWS RELEASE



WORLDPORT COMMUNICATIONS, INC. ELIMINATES ITS OPTION TO TERMINATE ITS CASH TENDER OFFER FOR ALL OF ITS OUTSTANDING SHARES IN THE EVENT OF WAR

CHICAGO, Illinois, March 28, 2003 - WorldPort Communications, Inc. today announced that it has eliminated the condition in its Offer to Purchase dated March 7, 2003 which permitted the company to terminate or amend its tender offer for all of its outstanding common stock (OTC: WRDP) at an offer price of $0.50 per share in the event of war or the outbreak of armed hostilities. WorldPort sought to clarify its intent in light of the current military action in Iraq. WorldPort's tender offer is not conditioned upon any minimum number of shares being tendered but remains subject to certain other conditions set forth in the Offer to Purchase and the related Letter of Transmittal which together constitute the Offer. The offer and withdrawal rights will expire at 5:00 p.m., New York City time, on Friday, April 4, 2003. WorldPort also clarified today that in accordance with the Securities Exchange Act of 1934, there will be no subsequent offering period for its common stock following the expiration date of the Offer, including any extension thereof.


NOTICE FOR WORLDPORT STOCKHOLDERS AND INTERESTED PARTIES

The complete terms and conditions of the offer are set forth in an offer to purchase, letter of transmittal and other related materials which have been filed with the Securities and Exchange Commission and distributed to WorldPort stockholders. WorldPort stockholders and other interested parties are urged to read the tender offer documents as they contain important information. Investors can obtain such documents free of charge at the SEC's web site, www.sec.gov, or by contacting Georgeson Shareholder Services, the Information Agent for the transaction, at (212) 440-9800 (for banks and brokers) for all others call toll free at (866) 328-5441.

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF WORLDPORT COMMUNICATIONS, INC. WORLDPORT COMMUNICATIONS, INC. HAS FILED A TENDER OFFER STATEMENT WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.